FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES CLOSING OF OVER-ALLOTMENT OPTION

Edgewood, N.Y. (July 3, 2012) – CPI Aerostructures, Inc. (“CPI Aero”) (NYSE MKT: CVU) announced today that it sold 195,750 shares of its common stock, pursuant to the 30-day over-allotment option granted to the underwriters of its recently completed public offering of 1,305,000 shares of its common stock (including 305,000 shares sold by selling shareholders of CPI Aero), at a price to the public of $12.00 per share.  CPI Aero received proceeds of approximately $2.23 million, after underwriter discounts, from the sale of the over-allotment shares.

Roth Capital Partners acted as the sole bookrunning manager of the offering.  EarlyBirdCapital, Inc. and Noble Financial Capital Markets acted as co-managers.

The shares were offered and sold pursuant to a prospectus supplement and accompanying prospectus, forming a part of the effective shelf registration statement (File No. 333-181056), declared effective by the Securities and Exchange Commission on May 11, 2012.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, the shares of common stock. Neither CPI Aero nor the selling stockholders will sell any of the shares of common stock and has been advised by the underwriters that neither they nor their affiliates will sell any of the shares of common stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.  Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Roth Capital Partners, LLC at 888 San Clemente Drive, Newport Beach, CA 92660.

About CPI Aero

CPI Aero is engaged in the contract production of structural aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces. CPI Aero also acts as a subcontractor to prime aircraft manufacturers in the production of commercial aircraft parts. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services.

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in CPI Aero’s SEC reports, including the Form 10-K for the year ended December 31, 2011, and the Form 10-Q for the quarter ended March 31, 2012. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CPI Aero is a registered trademark of CPI Aerostructures, Inc.

Contact
Vincent Palazzolo	Investor Relations Counsel
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati 212/836-9611
631/586-5200	Linda Latman 212/36-9609
www.cpiaero.com	www.theequitygroup.com

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